SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

CyberArk Software Ltd.
(Name of Issuer)

Ordinary Shares
(Title of Class of Securities)

M2682V
(CUSIP Number)

December 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 18

CUSIP # M2682V	Page 2 of 20

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV, L.P. (“JVP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 3 of 20

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV-A, L.P. (“JVP IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 4 of 20

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. (“JVPEF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 5 of 20

1	NAME OF REPORTING PERSONS Jerusalem Venture Partners IV (Israel), L.P. (“JVP IV (Israel)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 6 of 20

1	NAME OF REPORTING PERSONS JVP Opportunity VI, L.P. (“JVP OP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 7 of 20

1	NAME OF REPORTING PERSONS JVP Opportunity VI-A, L.P. (“JVP OP VI-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 8 of 20

1	NAME OF REPORTING PERSONS JVP Opportunity VI Entrepreneur Fund, L.P. (“JVP OP VI EF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 9 of 20

1	NAME OF REPORTING PERSONS Jerusalem Partners IV, L.P. (“JP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 10 of 20

1	NAME OF REPORTING PERSONS Jerusalem Partners IV - Venture Capital, L.P. (“JP IV VC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 11 of 20

1	NAME OF REPORTING PERSONS JP Opportunity VI, L.P. (“JP OP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP # M2682V	Page 12 of 20

1	NAME OF REPORTING PERSONS JVP Corp. IV (“JVPC IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON*	CO

CUSIP # M2682V	Page 13 of 20

This Amendment No. 2 amends the Statement on Schedule 13G previously filed by Jerusalem Venture Partners IV, L.P., a Delaware limited partnership (“JVP IV”), Jerusalem Venture Partners IV-A, L.P., a Delaware limited partnership (“JVP IV-A”), Jerusalem Venture Partners Entrepreneurs Fund IV, L.P., a Delaware limited partnership (“JVPEF IV”), Jerusalem Venture Partners IV (Israel), L.P., an Israeli limited partnership (“JVP IV (Israel)”), JVP Opportunity VI, L.P., a Cayman Islands exempted limited partnership (“JVP OP VI”), JVP Opportunity VI-A, L.P., a Cayman Islands exempted limited partnership (“JVP OP VI-A”), JVP Opportunity VI Entrepreneur Fund, L.P., a Cayman Islands exempted limited partnership (“JVP OP VI EF”), Jerusalem Partners IV, L.P., a Delaware limited partnership (“JP IV”), Jerusalem Partners IV - Venture Capital, L.P., an Israeli limited partnership (“JP IV VC”), JP Opportunity VI, L.P., a Cayman Islands exempted limited partnership (“JP OP VI”), JVP Corp. IV, a Cayman Islands exempted company (“JVPC IV”). The foregoing entities are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the ordinary shares of the issuer by the persons filing this Statement is provided as of December 31, 2016:

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒ Yes

CUSIP # M2682V	Page 14 of 20

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 2017

JERUSALEM VENTURE PARTNERS IV, L.P., a Delaware Limited Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: January 31, 2017

JERUSALEM VENTURE PARTNERS IV-A, L.P., a Delaware Limited Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 15 of 20

Date: January 31, 2017

JERUSALEM VENTURE PARTNERS ENTREPRENEURS FUND IV, L.P., a Delaware Limited Partnership

By:	Jerusalem Partners IV, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: January 31, 2017

JERUSALEM VENTURE PARTNERS IV (ISRAEL), L.P., an Israel Limited Partnership

By:	Jerusalem Partners IV - Venture Capital, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: January 31, 2017

JVP OPPORTUNITY VI, L.P., a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 16 of 20

Date: January 31, 2017

JVP OPPORTUNITY VI-A, L.P., a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: January 31, 2017

JVP OPPORTUNITY VI ENTREPRENEUR FUND, L.P., a Cayman Islands Exempted Limited Partnership

By:	JP Opportunity VI, L.P.
its General Partner
By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: January 31, 2017

JERUSALEM PARTNERS IV, L.P., a Delaware Limited Partnership

By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 17 of 20

Date: January 31, 2017

JERUSALEM PARTNERS IV - VENTURE CAPITAL, L.P., an Israeli Limited Partnership

By:	JVP Corp. IV
its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: January 31, 2017

JP OPPORTUNITY VI, L.P.,
a Cayman Islands Exempted Limited Partnership

By:	JVP Corp. IV
Its General Partner

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

Date: January 31, 2017

JVP CORP. IV, a Cayman Islands Exempted Company

By:	/s/ Yehoshua Ennis
Title:	Attorney-in-Fact

CUSIP # M2682V	Page 18 of 20

EXHIBIT INDEX

Found on
Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	19

Exhibit B: Power of Attorney	20

CUSIP # M2682V	Page 19 of 20

exhibit A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of CyberArk Software Ltd. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP # M2682V	Page 20 of 20

EXHIBIT B

Power of Attorney

Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.